UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 9, 2006
Back Yard Burgers, Inc.
(Exact name of Registrant as specified in its charter)
Delaware
(State of incorporation or organization)
1-12104
(Commission File Number)
64-0737163
(IRS Employer Identification No.)
1657 N. Shelby Oaks Drive, Suite 105
Memphis, Tennessee 38134-7401
(901) 367-0888
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)
Not applicable
(Former name, former address and former fiscal year, if applicable)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective October 9, 2006, the Company entered into a Retention and Change in Control Agreement with Michael G. Webb, Chief Financial Officer. The Retention and Change in Control Agreement supersedes and replaces in its entirety the Amended and Restated Severance Agreement entered into between the Company and the executive effective as of October 11, 2004. The Retention and Change in Control Agreement provides that following the first to occur of: (i) a “change in control,” (ii) termination of the executive’s employment by the Company, without “cause,” prior to the occurrence of any other “payment trigger” described in this paragraph, or (iii) the later of March 1, 2007 or the date of filing of the Corporation’s Annual Report on Form 10-K, including exhibits and schedules, for the fiscal year ending December 30, 2006 with the Securities and Exchange Commission (any of the foregoing events being referred to as a “payment trigger”), the Company is required to pay the executive an amount as follows:
     (a) if a payment trigger arises as a result of the event described in (i) above, the Company shall pay to the executive a lump sum payment, in cash, equal to the sum of (1) the executive’s annual base salary in effect immediately prior to the payment trigger, plus (2) the executive’s bonus for the fiscal year immediately preceding the year in which such termination occurs; and any then unvested stock option awards previously granted to the executive by the Company shall become immediately 100% vested, and any portion of a stock option award accelerated pursuant to this payment trigger shall be exercisable pursuant to the terms of the stock option plan and the stock option award agreement applicable to such award;
     (b) if a payment trigger arises as a result of the events described in (ii) above, the Company shall pay to the executive a lump sum payment, in cash, equal to the sum of (1) one-half (1/2) the executive’s annual base salary in effect immediately prior to the payment trigger, plus (2) one half (1/2) the executive’s bonus for the fiscal year immediately preceding the year in which such termination occurs; provided, that if a “change in control” shall occur within ninety (90) days after the payment of the amount otherwise due to the executive under this provision, the Corporation shall upon the date of such “change in control” pay to the executive an additional lump sum payment, in cash, equal to the amounts specified in clauses (1) and (2) above, in this paragraph; and in any such event, any then vested stock option award previously granted to the executive by the Company shall continue to be exercisable pursuant to the terms of the stock option plan and the stock option award agreement applicable to such award; and
     (c) if a payment trigger arises as a result of either of the events described in (iii) above, the Company shall pay to the executive, in periodic installments made at the same time and at such intervals as other executives of the Company receive payments of salary, a cash amount equal to the base salary the executive was receiving immediately prior to the occurrence of the payment trigger described in (iii) above, plus a pro-rated amount of the executive’s bonus for the fiscal year immediately preceding the year in which such payment trigger occurs, until such time as the executive shall have received an aggregate amount equal to the sum of (1) one-half (1/2) the executive’s annual base salary in effect immediately prior to the payment trigger, plus (2) one half (1/2) the executive’s bonus for the fiscal year immediately preceding the year in which such termination occurs; and

any then vested stock option award previously granted to the executive by the Company shall continue to be exercisable pursuant to the terms of the stock option plan and the stock option award agreement applicable to such award.
     The agreement also provides that notwithstanding any provision of any incentive compensation plan, and in addition to any payments described under paragraphs (a), (b) or (c) above, the Company shall pay to the executive a lump sum amount, in cash, equal to the amount of any incentive compensation that has been allocated or awarded to the executive for a completed fiscal year or other measuring period preceding the occurrence of a payment trigger under any incentive compensation plan but has not yet been paid to the executive.
Item 1.02 Termination of a Material Definitive Agreement
     Effective on October 9, 2006, the Company and Michael G. Webb, its Chief Financial Officer, entered into the Retention and Change in Control Agreement described in Item 1.02 above. The Retention and Change in Control Agreement superseded and replaced in its entirety the Amended and Restated Severance Agreement between the parties dated as of October 11, 2004 (the “Prior Agreement”). Under the Prior Agreement, if, following a “change in control,” the executive’s employment was terminated within twenty-four months (unless the termination is as a result of death, by the Company as a result of the executive’s disability or for “cause,” or by the executive without “good reason”), the Company was required to pay the executive an amount equal the sum of 100% of his base salary as in effect immediately prior to the change in control or other specified payment trigger plus the executive’s bonus for the fiscal year immediately preceding the year in which such termination occurred and the maximum amounts he could have received under the Company’s incentive plans for the period commencing coincident with or most recently prior to the period in which the change in control or payment trigger occurred.
[Signature Page Follows.]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Back Yard Burgers, Inc.
Date: October 13, 2006	By:	/s/ Lattimore M. Michael
		Name:	Lattimore M. Michael
		Title:	Chairman and Chief Executive Officer